As filed with the Securities and Exchange Commission on September 5, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
_______________

Daktronics, Inc.
(Exact name of Registrant as specified in its charter)
_______________

Delaware (State or other jurisdiction of incorporation or organization)	46-0306862 (I.R.S. Employer Identification No.)

201 Daktronics Drive Brookings, SD 57006
(Address of principal executive offices) (Zip Code)
_______________

Daktronics, Inc. 2025 Stock Incentive Plan
(Full title of the plan)
_______________

Howard I. Atkins Daktronics, Inc 201 Daktronics Drive Brookings, SD 57006 (Name and address of agent for service)
(605) 692-0200 (Telephone number, including area code, of agent for service)
_______________
Copies to:
Vincent M. Pecora
Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, MN 55402
(612) 604-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 28, 2025, the Board of Directors (the “Board of Directors”) of Daktronics, Inc., a Delaware corporation (the “Company,” “Registrant,” “we,” or “us”), approved the Daktronics, Inc. 2025 Stock Incentive Plan (the “Plan”). The Plan, which will supersede and replace the Daktronics, Inc. 2020 Stock Incentive Plan (the “Prior Plan”), was approved by the Company’s stockholders on September 3, 2025 (the “Effective Date”). As provided in the Plan, the total number of shares of the Company’s common stock, $0.00001 par value (the “Common Stock”), that may be issued under the Plan is 3,562,465 shares, which is comprised of: (i) 2,300,000 shares of Common Stock (the “New Shares”); and (ii) 1,262,465 shares that remained unallocated and available for issuance under the Prior Plan as of the Effective Date (the “Carryover Shares,” and such Carryover Shares collectively with the New Shares, the “Plan Shares”). The purpose of this registration statement on Form S-8 (this “Registration Statement”) is to register the offer and sale of the Plan Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the document containing the information specified in Part I of Form S-8 will be distributed to persons who receive shares of Common Stock under the Plan. Each disclosure document constitutes a Section 10(a) prospectus and is incorporated by reference in this Registration Statement, but it is not being filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement.

The Plan is described in the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the SEC on August 14, 2025.

Item 1. Plan Information.

Not filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by the Company, and are incorporated by reference into this Registration Statement, all are filed under the SEC File No. 001-38747 unless otherwise noted:

a.The description of our Common Stock contained in our Registration Statement on Form S-1 filed with the SEC on December 3, 1993 under the heading “Description of Securities – Common Stock”, as amended (File No. 33-72466), including, without limitation, any future amendment or report filed for the purpose of updating such description, including, without limitation, the Description of the Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2025;

b.Our Annual Report on Form 10-K for the fiscal year ended April 26, 2025 filed with the SEC on June 25, 2025;

c.The Proxy Statement on Schedule 14A filed with the SEC on August 14, 2025; and

d.Our Current Reports on Form 8-K filed with the SEC on August 1, 2025 and September 5, 2025, and our Current Report on Form 8-K/A filed with the SEC on September 5, 2025 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 contained in any such reports).

In addition, all reports and definitive proxy or information statements filed (but not furnished) by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of the filing of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC) shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to Mr. Howard Atkins, our Acting Chief Financial Officer, at our principal offices, 201 Daktronics Drive, Brookings, South Dakota 57006, or by telephone at (605) 692-0200.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 8 of our Certificate of Incorporation and Article VII of our Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent authorized or permitted by the General Corporation Law of the State of Delaware (the “DGCL”). Section 145 of the DGCL authorizes the Company to indemnify its officers and directors against liability actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation, a derivative action) in which such persons are parties by reason of being an officer or director of the Company if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, and Section 145(b) of the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145(f) of the DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise. This indemnification is available to officers and directors of the Company with respect to any such liabilities arising in connection with the offering of the Plan Shares.

Section 145(c) of the DGCL provides that the Company must indemnify an officer or director who has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred.

Section 145(g) of the DGCL permits the Company to purchase and maintain insurance on behalf of its officers and directors against any liability which may be asserted against, or incurred by, such persons in their capacities as officers and directors of the Company, whether or not the Company would have power to indemnify or advance expenses to the person against the same liability under the provisions of the DGCL. The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Article VII of our Bylaws and Article 8 of our Certificate of Incorporation also provide that the Company may indemnify other persons for such expenses and liabilities, in such manner and under such circumstances as the Board of Directors may determine from time to time.

Section 7.4 of Article 7 of our Certificate of Incorporation provides that the liability of our directors to the Company or its stockholders shall be limited to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that its directors will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

The Company maintains a directors and officers insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made under this Item 8 to the Exhibit Index included in this Registration Statement.
Exhibit Index

Exhibit No.	Description
4.1	Plan of Conversion of Daktronics, Inc. dated as of April 17, 2025 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on April 18, 2025).

4.2	Certificate of Conversion of Daktronics, Inc., dated as of April 17, 2025 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on April 18, 2025).

4.3	Certificate of Incorporation of Daktronics, Inc., dated as of April 17, 2025 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on April 18, 2025).

4.4
Bylaws of Daktronics, Inc., a Delaware Business Corporation Incorporated Under Delaware Law, dated as of April 17, 2025 (incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K filed with the SEC on April 18, 2025).

4.5	Daktronics, Inc. 2025 Stock Incentive Plan, dated as of September 3, 2025 (incorporated by reference to Annex A to our Definitive Proxy Statement filed with the SEC on August 14, 2025).

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of Common Stock registered hereby.(1)

23.1	Consent of Deloitte & Touche LLP.(1)

23.2	Consent of Winthrop & Weinstine, P.A. (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages to this Registration Statement and incorporated by reference herein).(1)

107.1	Filing Fees Table.(1)
(1) Filed herewith electronically

Item 9. Undertakings.

1. Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) of this section do not apply if the information is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Request For Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on September 5, 2025.

Daktronics, Inc.

By: /s/ Howard I. Atkins
Howard I. Atkins, Acting Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Howard I. Atkins and Carla S. Gatzke, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley T. Wiemann	Interim Chief Executive Officer	September 5, 2025
Bradley T. Wiemann	(Principal Executive Officer)

/s/ Howard I. Atkins	Acting Chief Financial Officer and Director	September 5, 2025
Howard I. Atkins	(Principal Financial Officer and Principal Accounting Officer)

/s/ John P. Friel	Director	September 5, 2025
John P. Friel

/s/ Shereta Williams	Director	September 5, 2025
Shereta Williams

/s/ Dr. Lance D. Bultena	Director	September 5, 2025
Dr. Lance D. Bultena

/s/ Dr. José-Marie Griffiths	Director	September 5, 2025
Dr. José-Marie Griffiths

/s/ Andrew Siegel	Director	September 5, 2025
Andrew Siegel

/s/ Reece A. Kurtenbach	Director	September 5, 2025
Reece A. Kurtenbach

/s/ Peter Feigin	Director	September 5, 2025
Peter Feigin

/s/ Mark F. Bowser	Director	September 5, 2025
Mark F. Bowser

/s/ Neil D. Glat	Director	September 5, 2025
Neil D. Glat